Exhibit 10.31

GE Technology Finance

3755 NW Falcon Ridge Bend, OR 97701 541 317 4175 Office 513 794 5844 Fax

Revised December 2, 2005 9 (Lock Language Added)
Revised November 4, 2005
August 3, 2005

Mr. Dick Mansfield
Chief Financial Officer
Duckwall-ALCO Stores, Inc.
401 Cottage Avenue
Abilene, KS, 67410

Via: E-mail

Dear Dick:

On behalf of General Electric Capital Corporation, I am pleased to present the following flexible lease financing proposal to Duckwall-ALCO.

LESSEE:	Duckwall-ALCO Stores, Inc. (“DUCK”)

LESSOR:	General Electric Capital Corporation, and/or its assigns (“Lessor” or “GECC”)

VENDOR:	Various.

EQUIPMENT:	Miscellaneous IT assets*/** including, but not limited to:
Hardware:
	Host Hardware**	$ 411,027.00
	IT Hardware POS	$ 5,579,045.00
	POS Installation and other miscellaneous	$ 1,161,800.00

	Total Hardware	$ 7,151,872.00
Software:
	Software, services/labor/consulting/installation:	$ 6,652,779.00

	Total Software/Implementation	$ 6,652,779.00

	Total Equipment	$13,804,651.00

*	All equipment is subject to review and approval by GETF for configuration and price.
**	Assumes Duck will keep initial Host Hardware purchase of $529,557 on its own line of credit.

EQUIPMENT

COST:	GECC will establish a $14,500,000 lease line for DUCK Note: This lease line is for existing stores only. The lease line can be increased to accommodate any new stores that DUCK plans to open.

LOCATION:	DUCK offices and retail facilities throughout the United States

PAYMENT

FREQUENCY:	Quarterly, in advance

INITIAL TERM:	60 months for software and 48 months for hardware as outlined below

ANTICIPATED ROLLOUT PERIOD:	Beginning August 1, 2005 through July 31, 2006

LEASE SCHEDULES:	GETF would issue assignment of DUCK purchase orders and pay for IT assets accepted throughout the rollout period. All assets/licenses/services accepted by DUCK during a quarterly period would comprise one lease schedule that would commence the first day of the next calendar quarter. e.g. items/services delivered, installed, and accepted in October, November and December, would be on a lease schedule commencing January 1, 2006

COMMENCEMENT DATE:	The first day of the quarter following the Acceptance Date

SOFTWARE AND SERVICES

LEASE PAYMENT FACTOR:

Lease Term	Lease Rate Factor as a percentage of Original Equipment Cost (“OEC”) plus applicable taxes

60	5.8272

The Lease Rate Factors in this proposal are indicative only and are based on rates in effect at the time this proposal was issued for similar instruments and similar maturities to this lease, comparable term U.S. Treasuries. The original equipment cost for each schedule shall be multiplied by the Lease Rate Factor to determine the quarterly payment

SOFTWARE AND SERVICES
END OF LEASE

OPTIONS:	$1.00 Purchase Option

IT HARDWARE AND MISCELLANEOUS ASSETS

LEASE PAYMENT FACTOR:

Lease Term	Lease Rate Factor as a percentage of Original Equipment Cost (“OEC”) plus applicable taxes

48	6.2373

The Lease Rate Factors in this proposal are indicative only and are based on rates in effect at the time this proposal was issued for similar instruments and similar maturities to this lease, comparable term U.S. Treasuries as well as a final review by GECC’s Asset Management team. The original equipment cost for each schedule shall be multiplied by the Lease Rate Factor to determine the quarterly payment.

IT HARDWARE AND MISCELLANEOUS ASSETS
END OF LEASE

OPTIONS:	Fair Market Value purchase and extension options

NET LEASE:	This will be a net lease and unless listed under the items to be financed, Lessee shall be responsible for all expenses, maintenance, insurance and taxes relating to the purchase, lease, possession and use of the Equipment.

ASSET MANAGEMENT:	Lessor agrees to grant Lessee a license to utilize its proprietary Internet based Asset Tracking software (eFlow) for an amount equal to $1.00. This licensing fee includes an unlimited seat license, all necessary implementation, training and support for all assets under lease with GETF. All of the data on the DUCK leases, including but not limited to, lease schedule start date, lease schedule end date, asset description, asset location and rental amount will be available to DUCK through the asset management tool.

CONDITIONS

PRECEDENT:	Based on a preliminary review of your financing request, we would consider your request for lease funding subject to the following parameters. Funding shall be contingent upon:

•	Negotiation and approval of mutually acceptable language in GECC’s standard Master Lease, and Equipment Schedules that contain all necessary documentation with addendums.
•	All documentation shall be prepared by Lessor’s counsel and shall contain such other terms and conditions as Lessor or its counsel deems necessary.
•	Satisfactory review of the collateral and Software licenses by Lessor.
•	Final documentation approval of Lessor’s Executive Committee.

TRANSACTION COSTS:	The Lessee would be responsible for (i) all of its closing costs, and (ii) the cost of any external appraisal and external legal expenses. The Lessor would be responsible for all of its closing costs.

HARDWARE PRICE

LOCK OPTION:	DUCK has agreed to lock in the Lease Rate Factor shown in this proposal for the Hardware Schedules associated with this proposal (the Software Schedules will have Lease Rate Factors that will float based on market rates). DUCK acknowledges that a fee equal to $71, 518.72 (1% of the Hardware fundings) is given for the express purpose of locking the quoted rate/payment for fundings that occur on or before September 1, 2006. This fee is refundable only (a) when the entire approved funding is drawn or (b) if Lessor does not approve the transaction (after receipt from Borrower of all reasonably requested information). If the entire approved funding is not drawn, then a pro-rata portion of the fee will be refunded (rated to the amount that was drawn). If the draw down occurs after the proposed date, then the Lessor reserves the right to either terminate the commitment to rate lock and retain the commitment fee or adjust the rate/payment as per market conditions.

In association with this lock in arrangement, it is agreed by both DUCK and GECC that all Hardware Schedules will have a commencement date starting no earlier than July 1, 2006 and no later than September 1, 2006. All fundings prior to July 1, 2006 will accumulate and pay interest only based on the interest rate set forth in the Master Lease Agreement.

ACCEPTANCE:	By signing the proposal, Lessee acknowledges the terms and conditions of this proposal.

THIS PROPOSAL COMPRISES A STATEMENT OF PRESENT INTENT AND IS NOT AN OFFER TO LEASE NOR A COMMITMENT SO TO LEASE. GECC or its assigns is contemplating your delivery to it of an application for lease financing and all necessary documents for its credit underwriting. This proposal is governed by the laws of the State of Connecticut. It is also understood that all of the information contained herein is confidential.

This proposal expires on the close of business Tuesday, December 6, 2005